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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
 TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                     1934.

                                                Commission File Number 000-26092


                                   Clare, Inc.
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             (Exact name of registrant as specified in its charter)

                              78 Cherry Hill Drive
                          Beverly, Massachusetts 01915
                                 (978) 524-6700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock par value $0.01 per share
                         Preferred Stock Purchase Rights

          -------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A

          -------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)        [x]              Rule 12h-3(b)(1)(i)        [ ]
   Rule 12g-4(a)(1)(ii)       [ ]              Rule 12h-3(b)(1)(ii)       [ ]
   Rule 12g-4(a)(2)(i)        [ ]              Rule 12h-3(b)(2)(i)        [ ]
   Rule 12g-4(a)(2)(ii)       [ ]              Rule 12h-3(b)(2)(ii)       [ ]
                                               Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Clare, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 10 , 2002                             By:  /s/ Arnold P. Agbayani
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                                                           Arnold P. Agbayani
                                                           Treasurer and Clerk